PROMISSORY NOTE

$20,000	November 24, 2014

FOR VALUE RECEIVED, Wall Street Media Co, Inc., a Nevada corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Landmark Pegasus, Inc., or its designees (the “Lender”) at the location designated by Lender, in lawful money of the United States of America the principal sum of $20,000, together with interest on the unpaid principal amount outstanding at a rate of 4.0% per annum.

All outstanding principal and interest accrued and unpaid on this Promissory Note shall be payable in full upon demand by the Lender or holder of this Note (the “Maturity Date”).

1.	Interest. Interest shall accrue during the term of this loan and shall be payable in full on the Maturity Date.

2.	Principal. The principal amount of this Promissory Note is due on the Maturity Date

3.	Maturity. Subject to the terms and conditions hereof, the principal amount of this Promissory Note plus the accrued interest shall be due and payable as stipulated in Sections 1 and 2 of this Promissory Note on the Maturity Date, and shall be paid by the Borrower in cash, check, money order or by wire transfer.

4.	Security and Set Off. As collateral security for the payment of this Promissory Note, Borrower hereby collaterally assigns to Lender all of the Borrower’s interests in the current and future business operations of the Borrower, including but not limited to any assets, gains of any kind and receivables, created by or acquired by the Borrower, before or after the execution date of this Promissory Note (the “Collateral”).

5.	Default. In the event Borrower does not satisfy payment due as stipulated in Sections 1 and 2 and fully, faithfully, and punctually perform all of its obligations hereunder, Borrower will be in default of this Promissory Note. In the event of default by the Borrower, Lender may, at its option, (i) declare the entire unpaid principal balance of this Promissory Note together with accrued and unpaid interest immediately due and payable; (ii) sell the Collateral, including but not limited to the Borrower’s operating business, in a private or public sale without notice to Borrower and apply the proceeds of the sale of the Collateral towards repayment of the Borrower’ obligations under this Promissory Note; and (iii) pursue any other remedy available to Borrower at law or in equity.

6.	Miscellaneous.

(a)	The Borrower and all endorsers, sureties and guarantors now or hereafter becoming parties hereto or obligated in any manner for the debt represented hereby, jointly and severally waive demand, notice of non-payment and protest and agree that if this Promissory Note goes into default and is placed in the hands of an attorney for collection or enforcement of the undersigned’s obligations hereunder, to pay attorney’s fees and all other costs and expenses incurred in making such collection, including but not limited to attorney’s fees and costs on appeal of any judgment or order.
(b)	This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida and shall be binding upon the successors, assigns, heirs, administrators and executors of the Borrower and inure to the benefit of the Lender, its successors, endorsees, assigns, heirs, administrators and executors.

Wall Street Media Co, Inc.:

By:	Jerrold Burden/CEO Wall Street Media Co, Inc.
Name:	Jerrold Burden
Title:	President/CEO Wall Street Media Co, Inc.